Exhibit 99.1

For Release: Tuesday, Dec. 3, 2013, 10 a.m. EST

GM’s U.S. Retail Sales Up 19 percent in November

DETROIT - General Motors Co. (NYSE: GM) dealers delivered 212,060 vehicles in the United States in November, up 14 percent versus a year ago and the highest November sales in six years. Retail sales were up 19 percent and fleet sales were down 3 percent.

“November sales were strong at all four of our brands, and demand was robust for everything from cars to crossovers to the industry’s newest and best full-size pickups,” said Kurt McNeil, vice president, U.S. sales operations. “The sheer number of award-winning new models we have helped us grow faster than the industry for the second month in a row.”

GM’s product momentum will continue unabated. For example, the all-new 2014 Cadillac CTS, which is building availability, was recently named Motor Trend’s Car of the Year, an Automobile Magazine “All Star” and one of Car and Driver’s 10 Best cars.

Cadillac will also launch an all-new Escalade and the ELR in early 2014. In addition, Chevrolet and GMC are launching all-new heavy-duty pickups and large SUVs in the first quarter. Chevrolet also unveiled the Colorado, its new, highly acclaimed midsize pickup, at the Los Angeles International Auto Show. The Colorado goes on sale in the fall of 2014.

November Sales Highlights (vs. 2012)

•	Chevrolet sales were up 13 percent and retail deliveries were up 20 percent.

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Sales of Chevrolet cars increased 19 percent, with Malibu up 41 percent, Volt up 26 percent, Impala up 20 percent and Camaro up 14 percent. Retail deliveries of the Cruze were up 39 percent and Impala more than doubled.

•	The Chevrolet Cruze, Equinox and Volt had their best November sales ever.

•	Sales of the Chevrolet Tahoe were up 23 percent, the Traverse was up 21 percent and the Silverado was up 12 percent.

•	GMC sales were up 20 percent, with the Sierra up 22 percent and the Acadia crossover up 108 percent, which keeps it on track for its best year ever.

•	Small business sales were up 38 percent, including a 76-percent increase in pickup deliveries. Commercial fleet deliveries increased 18 percent.

•	Buick deliveries increased 13 percent and the brand is on track for its best year since 2005. November was Buick’s 19th consecutive month of year-over-year retail sales growth.

•	Cadillac sales increased 11 percent and retail sales have grown in each of the past 18 months, driven by the success of the new XTS and ATS.

“We feel good about the direction of the economy and our own momentum,” McNeil said. “The economy is creating jobs and household wealth. Energy costs are dropping and credit is available and affordable. All of this bodes well for future growth.”

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
313-407-2843
james.cain@gm.com

Sales Tables

November	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	145,089	12.6%	106,767	20.5%
GMC	35,727	19.8%	31,334	24.8%
Buick	15,072	13.4%	14,332	17.2%
Cadillac	16,172	11.4%	14,222	5.0%
Total	212,060	13.7%	166,655	19.4%

CYTD	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	1,793,632	6.5%	1,272,599	11.0%
GMC	407,781	10.2%	354,387	13.8%
Buick	190,130	16.0%	169,776	15.2%
Cadillac	164,378	25.0%	150,914	21.9%
Total GM	2,555,921	8.8%	1,947,676	12.6%

Fleet Segment	Month	YOY Change	CYTD	CYTD Change
Share of Sales	21.4%	(3.8) points	23.8%	(2.6) points

Inventory	Units at Month-end	Days Supply (selling day adjusted)	Units at Previous Month-end	Days Supply (selling day adjusted)
All Vehicles	779,517	96	727,812	87

Industry Sales	Month (est.)	CYTD (est.)
Light Vehicle SAAR	Above 16 million	15.6 million range

	November			(Calendar Year-to-Date) January - November
	2013	2012	%Change Volume	2013	2012	%Change Volume
Enclave	4,687	4,817	(2.7)	55,715	50,651	10.0
Encore	2,663	—	***.*	29,195	—	***.*
LaCrosse	2,980	3,797	(21.5)	45,675	53,002	(13.8)
Regal	2,018	1,101	83.3	16,938	23,090	(26.6)
Verano	2,724	3,574	(23.8)	42,598	36,222	17.6
Buick Total*	15,072	13,289	13.4	190,130	163,935	16.0
ATS	3,443	2,152	60.0	34,432	4,029	754.6
CTS	2,643	2,798	(5.5)	29,126	43,607	(33.2)
Escalade	1,100	960	14.6	11,122	11,244	(1.1)
Escalade ESV	651	693	(6.1)	7,175	7,156	0.3
Escalade EXT	95	156	(39.1)	1,906	1,678	13.6
SRX	4,823	5,340	(9.7)	50,702	51,085	(0.7)
XTS	3,417	2,414	41.5	29,889	12,110	146.8
Cadillac Total*	16,172	14,517	11.4	164,378	131,534	25.0
Avalanche	255	1,778	(85.7)	16,399	21,258	(22.9)
Camaro	5,068	4,464	13.5	75,552	78,554	(3.8)
Caprice	248	281	(11.7)	3,487	3,489	(0.1)
Captiva Sport	4,476	3,672	21.9	44,966	34,228	31.4
Colorado	6	1,327	(99.5)	3,410	35,547	(90.4)
Corvette	2,527	1,104	128.9	14,286	12,841	11.3
Cruze	18,200	16,807	8.3	230,062	216,528	6.3
Equinox	18,397	16,821	9.4	220,980	199,070	11.0
Express	5,779	6,007	(3.8)	71,928	69,421	3.6
Impala	13,418	11,163	20.2	146,164	159,710	(8.5)
Malibu	14,405	10,227	40.9	185,101	199,321	(7.1)
Silverado-C/K Pickup	34,386	30,674	12.1	437,821	367,613	19.1
Sonic	4,712	5,016	(6.1)	81,211	75,257	7.9
Spark	1,741	1,709	1.9	32,418	10,156	219.2
Suburban (Chevy)	5,212	4,705	10.8	45,440	42,160	7.8
SS	178	—	***.*	179	—	***.*
Tahoe	7,272	5,895	23.4	74,856	60,302	24.1
Traverse	6,889	5,697	20.9	88,665	78,176	13.4
Volt	1,920	1,519	26.4	20,702	20,828	(0.6)
Chevrolet Total*	145,089	128,867	12.6	1,793,632	1,684,555	6.5
Acadia	7,566	3,631	108.4	81,870	73,101	12.0
Canyon	4	330	(98.8)	927	8,420	(89.0)
Savana	1,532	1,014	51.1	14,117	19,320	(26.9)
Sierra	14,362	11,726	22.5	166,535	138,475	20.3
Terrain	6,821	8,158	(16.4)	91,527	86,270	6.1
Yukon	2,777	2,438	13.9	24,705	23,876	3.5
Yukon XL	2,665	2,535	5.1	28,100	20,498	37.1
GMC Total	35,727	29,832	19.8	407,781	369,960	10.2
GM Vehicle Total*	212,060	186,505	13.7	2,555,921	2,349,984	8.8
26 selling days for the November period this year and 25 for last year.
*Totals include discontinued models: Buick Lucerne, Cadillac DTS and STS, Chevrolet Aveo, Cobalt and HHR.